CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectuses and Prospectus Supplements constituting part of the Registration Statement No. 333-17641 on Form S-6 that this Post-Effective Amendment No. 8 amends of (1) our report dated February 1, 2000 relating to the financial statements of The Equitable Life Assurance Society of the United States Separate Account FP for the year ended December 31, 1999, and (2) our report dated February 1, 2000 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 1999, which reports appear in the Prospectuses and Prospectus Supplements. We also consent to the reference to us under the heading "Financial Statements of Separate Account FP and Equitable Life" in the Prospectuses and "Financial Statements" in the Prospectus Supplements.



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
April 27, 2000